Exhibit 10.53

BLUE COAT SYSTEMS, INC.

PACKETEER, INC.

1999 STOCK INCENTIVE PLAN

(AS ASSUMED BY BLUE COAT SYSTEMS, INC. ON JUNE 6, 2008)

STOCK OPTION AGREEMENT

(U.S. EMPLOYEES)

Grant of Option	You have been granted an option to purchase up to the number of Common Shares of Blue Coat Systems, Inc. (the “Company”) specified in the Notice of Stock Option Grant (“Option Shares”), effective on the Date of Grant set forth in such Notice of Stock Option Grant. Terms not defined in this Stock Option Agreement shall have the meaning set forth in the Packeteer, Inc. 1999 Stock Incentive Plan, Amended and Restated as of December 12, 2007 (the “Plan”) incorporated herein by reference.

Tax Treatment	This option is intended to be a nonstatutory option (or NSO), as provided in the Notice of Stock Option Grant. You are responsible for any taxes owed by you in connection with this option.

Vesting	This option becomes exercisable in installments, as shown in the Notice of Stock Option Grant. No additional shares become exercisable after your service as an Employee or consultant of the Company or a parent, subsidiary or affiliate of the Company (“Service”) has terminated for any reason.

Term	This option expires in any event on the 10th anniversary of the Date of Grant, as shown in the Notice of Stock Option Grant. (It will expire earlier if your Service terminates, as described below.) If the expiration date of your option is not a business day and you wish to exercise your option by the expiration date, it is your responsibility to ensure that you have validly exercised your option prior to the expiration date. This option may also be subject to earlier termination upon a Corporate Transaction or other corporate events, as described in the Plan.

Regular Termination	If your Service terminates for any reason except death, Permanent Disability or Misconduct, then this option will expire on the date 3 months after your termination date. The Company determines when your Service terminates for this purpose.

Permanent Disability	If your Service terminates because of your Permanent Disability, as defined in the Plan, then this option will expire on the date 12 months after your termination date. The Company determines when your Service terminates for this purpose.

Death	If you die while in Service, the option will expire on the date 12 months after the date of death.

Misconduct	If your Service terminates for Misconduct, then this option will terminate immediately and cease to be outstanding.

Corporate Transactions	In the event of a Corporate Transaction, then the vesting of this option will not automatically accelerate unless this option is, in connection with the Corporate Transaction, not to be assumed by the successor corporation (or its parent) or to be replaced with a comparable option for shares of the capital stock of the successor corporation (or its parent). The determination of option comparability will be made by the Primary Committee, and its determination will be final, binding and conclusive.

Involuntary Termination After a Corporate Transaction	If in connection with a Corporate Transaction the option is assumed by the successor corporation (or its parent) and you experience an Involuntary Termination within eighteen months following such Corporate Transaction, the vesting of this option will automatically accelerate so that this option will, immediately before the effective date of the Involuntary Termination, become fully exercisable for all of the Common Shares at the time subject to this option and may be exercised for any or all of those shares as fully-vested Common Shares.

Involuntary Termination shall have the meaning set forth in the Plan.

Restrictions on Exercise	The obligation of the Company to issue Common Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to your option prior to the satisfaction of all legal requirements relating to the issuance of such Common Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

Notice of Exercise

When you wish to exercise this option, you must do so in the form and manner as specified by the Company at that time. The exercise will be effective only upon delivery of any form of notice then required, together with payment of the exercise price as described below.

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment	When you submit your notice of exercise, you must include payment of the option exercise price for the shares you are purchasing. To the extent permitted by applicable law, payment may be made in one (or a combination of two or more) of the following forms:

•        Cash or check made payable to the Company.

•        With the Company’s consent, certificates for, or attestations of ownership of, Common Shares that you already own, along with any forms needed to effect a transfer of those shares to the Company. The Fair Market Value of the shares, determined as of the effective date of the option exercise, will be applied to the option exercise price.

•        To the extent permitted by applicable law, irrevocable directions to a securities broker approved by the Company to sell all or part of your option shares and to deliver to the Company from the sale proceeds an amount sufficient to pay the option exercise price and any withholding taxes. (The balance of the sale proceeds, if any, will be delivered to you.) The Company may require a specific notice of exercise, which may require information from the broker, to use this method of exercise.

Withholding Taxes and Stock Withholding	You will not be allowed to exercise this option unless you make arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the option exercise. With the Company’s consent, these arrangements may include withholding Common Shares that otherwise would be issued to you when you exercise this option, with respect to up to the statutory minimum withholding amount required by applicable tax law. Such withheld Common Shares shall be valued at their Fair Market Value on the date they are withheld. The Company shall not be required to issue any Common Shares with respect to this option until such tax withholding obligations are satisfied.

Restrictions on Resale	You agree not to sell any option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Transfer of Option

Before your death and except as otherwise provided in the Plan, only you may exercise this option. You cannot transfer or assign this option, except as otherwise provided in the Plan. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or by a beneficiary designation.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your option in any other way.

Employment or Retention Rights	None of the Notice of Stock Option Grant, this Stock Option Agreement or your option gives you the right to be retained by the Company or a parent, subsidiary or affiliate of the Company in any capacity. The Company and any parent, subsidiary or affiliate of the Company reserve the right to terminate your Service at any time, with or without cause.

Stockholder Rights	You, or your estate or heirs, have no rights as a stockholder of the Company under this option and with respect to the Option Shares until you have exercised this option by giving the required notice to the Company and paying the exercise price. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Plan.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this option and the exercise price per share may be adjusted pursuant to the Plan.

Applicable Law	This Stock Option Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).

The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference. A copy of the Plan is available on the Company’s intranet or by request to the Company’s Finance Department.

This Stock Option Agreement, together with the Notice of Stock Option Grant and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement signed by both parties.

YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PACKETEER, INC. STOCK INCENTIVE PLAN.

4